Exhibit 99.1

LiqTech International, Inc. Announces PRICING OF PUBLIC offering of common stock

BALLERUP, DENMARK — April 12, 2018 – LiqTech International, Inc. (NYSE American: LIQT) (“LiqTech”), a clean technology company that manufactures and markets highly specialized filtration technologies, today announced the pricing of its previously announced underwritten public offering of 16,911,765 shares of its common stock at a public offering price of $0.34 per share. As part of the offering, LiqTech granted the underwriter a 30-day option to purchase at the public offering price up to an additional 2,536,764 shares of its common stock to cover over-allotments, if any. All shares of common stock to be sold in the offering were offered by LiqTech. LiqTech expects to close the offering on or about April 16, 2018, subject to the satisfaction of customary closing conditions.

The total gross proceeds from the offering are expected to be approximately $5.75 million, assuming no exercise of the underwriter’s over-allotment option. LiqTech intends to use the net proceeds from this offering (after deducting the underwriting discount and other estimated offering expenses payable by LiqTech) for general corporate and operations purposes, to facilitate organic revenue growth and for associated working capital requirements.

Craig-Hallum Capital Group LLC is acting as sole managing underwriter for the offering.

The offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-220496) that was previously filed with the Securities and Exchange Commission (the “SEC”) on September 15, 2017, as amended on October 11, 2017, and that was declared effective on October 23, 2017. A preliminary prospectus supplement and accompanying prospectus related to the proposed offering were filed with the SEC on April 11, 2018 and may be obtained by visiting EDGAR on the SEC's website at www.sec.gov or by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, by telephone at 612-334-6300, or by email at prospectus@chlm.com. The final terms of the proposed offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LiqTech International, Inc.:

LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology. LiqTech’s products are based on unique silicon carbide membranes which facilitate new applications and improve existing technologies. In particular, LiqTech Systems A/S (www.provital.dk), the Company’s subsidiary, has developed a new standard of water filtration technology to meet the ever increasing demand for higher water quality. By incorporating LiqTech’s SiC liquid membrane technology with its longstanding systems design experience and capabilities it offers solutions to the most difficult water pollution problem.

For more information, please visit www.liqtech.com

Follow LiqTech on LinkedIn: http://www.linkedin.com/company/liqtech-international

Follow LiqTech on Twitter: https://twitter.com/LiqTech

Forward-Looking Statements:

This press release contains “forward-looking statements.” Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

LiqTech Investor Relations

Wolfe Axelrod Weinberger Associates LLC

Stephen D. Axelrod, CFA, Managing Member

Phone: 212-370-4500

Email: steve@wolfeaxelrod.com